Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171


FOR IMMEDIATE RELEASE

Contact:  336-436-4855
Pamela Sherry
Investor@labcorp.com

Shareholder Direct:  800-LAB-0401
www.labcorp.com


LABORATORY CORPORATION OF AMERICA-REGISTERED
TRADEMARK- ANNOUNCES SECOND QUARTER RESULTS

EBITDA Hits Record Level of 25.5 Percent of Net Sales;
Dynacare Shareholders Approve Acquisition by LabCorp; Closing Expected
July 25th


Burlington, NC, July 24, 2002 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE:
LH) today announced results for the quarter ended June 30, 2002.

Second Quarter Results:
Net sales were $612.4 million, operating income was $134.1 million, and net income was $78.5 million. This compares with net sales of $549.7 million, operating income of $102.6 million, and net income of $52.1 million in the second quarter of 2001. Diluted earnings per share for the quarter were $0.55, versus $0.37 for the same quarter in 2001. The 11.4 percent increase in net sales is the result of increases of approximately 7.0 percent in volume and 4.4 percent in price.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $156.4 million for the second quarter, or 25.5 percent of net sales, representing the highest level achieved in the history of the company. For the same period in 2001, EBITDA were $128.1 million, or 23.3 percent of net sales. Days sales outstanding (DSO) decreased to 58 days.

"LabCorp has once again achieved industry-leading profitability as we continue to expand our national network and genomic and esoteric testing businesses," said Thomas P. Mac Mahon, chairman and chief executive officer. "During the quarter, we announced our acquisition of Dynacare Inc., which is expected to close tomorrow. This transaction provides significant growth opportunities in selected U.S. markets and as much as $45 million in synergy savings within three years. Additionally, we began offering Myriad Genetic's predisposition assays for certain cancers and cardiac risk and announced an exclusive agreement with EXACT Sciences to offer a noninvasive screening test for colorectal cancer. Each of these important accomplishments demonstrate LabCorp's strategy to further expand our genomic testing capabilities and national infrastructure is working, and will help ensure growth in revenues and profits in coming years."

Six Month Results:
For the six-month period ended June 30, 2002, LabCorp generated net sales of $1,202.4 million, operating income of $250.5 million, and net income of $144.3 million. For the same period in 2001, net sales were $1,075.2 million, operating income was $189.9 million, and net income $95.6 million. Diluted earnings per common share were $1.01, compared to $0.68 in the 2001 period. The revenue increase of 11.8 percent consists of increases of approximately 7.6 percent in volume and 4.2 percent in price. There was one less revenue day in the first half of 2002 compared to the same period in 2001. On a revenue per day basis, net sales increased 12.7 percent, of which approximately 8.5 percent was an increase in volume and 4.2 percent an increase in price. EBITDA were $294.0 million, or 24.4 percent of net sales, versus $238.4 million, or 22.2 percent of net sales, for the comparable period in 2001.

A live broadcast of LabCorp's quarterly conference call on July 25, 2002 will be available online at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time, with an online rebroadcast continuing through August 25, 2002. The live call at 9:00 a.m. is also available in a listen-only mode by dialing 212-896-6115. A telephone replay of the call will be available through August 1, 2002 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 207-60-417.

The first national clinical laboratory to fully embrace genomic testing, Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) has been a pioneer in commercializing new diagnostic technologies. As a national laboratory with annual revenues of $2.2 billion in 2001 and over 19,000 employees, the Company offers more than 4,000 clinical tests ranging from routine analyses to sophisticated molecular diagnostics. Serving over 200,000 clients nationwide, LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park, North Carolina, offers state-of-the-art molecular gene-based testing in infectious disease, oncology and genetics. Its National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive polymerase chain reaction (PCR) methods for testing hepatitis C and other blood borne infectious agents. LabCorp's Minneapolis-based ViroMed offers molecular microbial testing using real time PCR platforms, while its Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2001 and subsequent SEC filings.

                              - End of Text -

                            - Table to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Summarized Financial Information
(Dollars in millions, except per share data - shares in millions)

                                            Three Months Ended
                                                 June 30,
                                          ---------------------
                                               (unaudited)
                                            2002         2001
                                          ---------------------
Statement of Operations Data:
Net sales                                 $  612.4     $  549.7
Cost of sales                                336.1        308.8
Selling, general and administrative          137.0        127.4
Amortization of intangibles and
   other assets                                5.2         10.9
                                           -------      -------
Operating income                             134.1        102.6
                                           -------      -------
Other income (expense)                         0.2         (0.8)
Interest income                                1.2          0.5
Interest expense                              (4.2)        (7.6)
                                           -------      -------
Earnings before income taxes                 131.3         94.7

Provision for income taxes                   (52.8)       (42.6)
                                           -------      -------
Net earnings                              $   78.5     $   52.1
                                           =======      =======

Diluted earnings per share                $   0.55     $   0.37
                                           =======      =======

Pro forma diluted earnings per share(*)   $   0.55     $   0.42
                                           =======      =======

Weighted-average shares
  outstanding - diluted                      143.4        140.9
                                           =======      =======

(*) Pro forma effect of eliminating goodwill amortization in 2001, consistent with new accounting rules adopted in 2002, assuming accounting rules were adopted January 1, 2001.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Summarized Financial Information
(Dollars in millions, except per share data - shares in millions)

                                             Six Months Ended
                                                 June 30,
                                          ---------------------
                                               (unaudited)
                                            2002         2001
                                          ---------------------
Statement of Operations Data:
Net sales                                 $1,202.4     $1,075.2
Cost of sales                                667.7        612.7
Selling, general and administrative          273.9        252.4
Amortization of intangibles and
   other assets                               10.3         20.2
                                           -------      -------
Operating income                             250.5        189.9
                                           -------      -------
Other income (expense)                        (0.4)        (1.2)
Interest income                                2.0          1.5
Interest expense                              (8.4)       (16.3)
                                           -------      -------
Earnings before income taxes                 243.7        173.9

Provision for income taxes                   (99.4)       (78.3)
                                           -------      -------
Net earnings                              $  144.3     $   95.6
                                           =======      =======

Diluted earnings per share                $   1.01     $   0.68
                                           =======      =======
Pro forma diluted earnings per share(*)   $   1.01     $   0.77
                                           =======      =======

Weighted-average shares
  outstanding - diluted                      142.9        140.7
                                           =======      =======

(*) Pro forma effect of eliminating goodwill amortization in 2001, consistent with new accounting rules adopted in 2002, assuming accounting rules were adopted January 1, 2001.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Summarized Financial Information (continued)
(Dollars in millions)

                                 (Unaudited)
                                   June 30,            December 31,
                              ------------------     --------------

                                    2002                  2001
                              ------------------     --------------
Balance Sheet Data:
Cash and cash equivalents        $   303.6              $   149.2
Accounts receivable, net             392.9                  365.5
Property, plant & equipment          310.9                  309.3
Intangible assets, net               981.4                  968.5
Other assets                         150.6                  137.1
                                  --------               --------
                                 $ 2,139.4              $ 1,929.6
                                  ========               ========

Total bank debt                  $      --              $      --
Zero coupon-subordinated notes       507.8                  502.8
Other liabilities                    369.7                  341.3
Shareholders' equity               1,261.9                1,085.5
                                  --------               --------
                                 $ 2,139.4              $ 1,929.6
                                  ========               ========